Exhibit 10.15

1 July 2020

Liz Doolin

Dear Liz

After completing a number of reviews at the end of the financial year, including your salary, I am pleased to advise that your Total Remuneration Package will increase, effective from 1 July 2020 from $210,000.00 per annum to $220,000.00 per annum. Out of this package, superannuation payments will be made by Bionomics to cover its obligations under the Superannuation Guarantee (Administration) Act 1992.

The Board has also recognised your commitment over the last year and I am pleased to advise that a bonus of $31,500.00 cash equivalent will be paid, 50% in cash and 50% in Bionomics shares. The cash bonus amount will appear in your July pay and will be taxed accordingly.

In addition, the Board has awarded you a Long Term Bonus under the Employee Equity Plan of 1 million Options on the following terms;

●	issue price of A$0.04 per Option (each Option convertible into one ordinary share);
●	500,00 Options vest at A$0.14c and 500,000 Options vest at A$0.24;
●	all Options expire 5 years from the date of grant; and
●	full vesting upon change of control and share consolidation provisions apply.

Thank you for your loyalty, support and continued contribution to Bionomics.

Yours sincerely

/s/ Jack Moschakis

Jack Moschakis

Legal Counsel & Company Secretary

Bionomics Limited ABN 53 075 582 740

31 Dalgleish Street Thebarton SA Australia 5031 Phone 61 8 8354 6100 Fax 61 8 8354 6199 Email info@bionomics.com.au website www.bionomics com.au